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                                                                    EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

       This Executive Employment Agreement (the "Agreement") is made as of the 7th day of June, 2002 (the "Effective Date") between THE KROGER CO., an Ohio corporation ("Employer"), and MICHAEL S. HESCHEL ("Executive").

                                    RECITALS

       A. Executive is currently serving as Executive Vice President of Employer, and Employer desires to secure the continued employment of Executive in accordance with this Agreement.

       B. Executive is willing to continue to remain in the employ of Employer, and any successor to Employer, on the terms and conditions set forth in this Agreement.

       C. The parties entered into a letter agreement dated as of June 27, 1991 (the "Pre-Hire Letter") under which Employer agreed to provide 15 years of credited service under Employer's pension plan provided that Executive remain in the employ of Employer for at least seven years, and Executive's benefits under Employer's pension plan were to be offset by benefits payable to Executive under pension plans of his previous employers. A copy of the Pre-Hire Letter is attached as Exhibit A to this Agreement.

       D. The parties intend that this Agreement will replace and supersede any and all prior employment agreements between Employer and Executive, except the Pre-Hire Letter as modified by this Agreement.

       In consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties, the parties agree as follows:

       1. Employment. By this Agreement, Employer and Executive set forth the terms of Employer's employment of Executive on and after the Effective Date. Any prior agreements or understandings with respect to Executive's employment by Employer are cancelled as of the Effective Date.

       2. Term of Agreement. The term of this Agreement shall commence on the Effective Date and end at 11:59 p.m. on September 27, 2004. Notwithstanding the foregoing, the term of this Agreement is subject to termination as provided in
Section 8.

       3. Duties:

          A. Executive will serve as Executive Vice President of Employer or in such other equivalent capacity as may be designated by the Board of Directors of Employer, and he will have such responsibilities, duties and authority as are customary for someone of that position.

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       B. Executive shall furnish such managerial, executive, financial, technical, and other skills, advice, and assistance in operating Employer and its Affiliates as Employer may reasonably request. For purposes of this Agreement, "Affiliate" means each corporation which is a member of a controlled group of corporations (within the meaning of section 1563(a) of the Internal Revenue Code of 1986, as amended (the "Code")) which includes Employer.

       C. Executive shall also perform such duties as are reasonably assigned to Executive by the Board of Directors of Employer or by such officer of the Employer to whom Executive may now or hereafter be assigned to report.

       D. Executive shall devote Executive's entire time, attention, and energies to the business of Employer and its Affiliates. The words "entire time, attention, and energies" are intended to mean that Executive shall devote Executive's full effort during reasonable working hours to the business of Employer and its Affiliates. Executive shall travel to such places as are necessary in the performance of Executive's duties.

    4. Compensation.

       A. Subject to Section 4.C. below, Executive shall receive a base salary (the "Base Salary") of at least $565,000 per year, payable in equal installments over 13 pay periods, or such other pay periods as Employer may establish for its management and executive employees, for each year during the term of this Agreement, subject to proration for any partial year. Such Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.

       B. Subject to Section 4.C. below, in addition to the Base Salary, Executive shall be entitled to receive an annual bonus (the "Bonus") (if earned) for each calendar year for which services are performed under this Agreement. Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer's regular bonus payment policies. Each year, Executive shall be given a Bonus target, by Employer's Compensation Committee, of not less than $540,000, subject to terms applicable to the annual bonus arrangements of management and executive employees generally.

       C. On at least an annual basis, Executive shall be considered for Base Salary and/or Bonus target increases. During periods of adverse business conditions that, in the judgment of the Compensation Committee of the Board of Directors (the "Compensation Committee"), require reductions in the salaries or bonuses of other elected senior officers of Employer, the Compensation Committee may reduce the amount of Executive's Base Salary or Bonus, or both, by the same average percentage reduction applied to salaries or bonuses of such other elected officers.

    5. Expenses. All reasonable and necessary expenses incurred by Executive in the course of the performance of Executive's duties to Employer shall be reimbursable in accordance with Employer's then current travel and expense policies.

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    6. Benefits.

       A. While Executive remains in the employ of Employer, Executive shall be entitled to participate in and shall receive all benefits under savings and retirement programs, welfare benefits plans, fringe benefit programs and perquisites provided by Employer to its management and executive employees generally.

       B. Notwithstanding anything contained herein to the contrary, the Base Salary and Bonus otherwise payable to Executive shall be reduced by any benefits paid to Executive by Employer under any disability plans made available to Executive by Employer.

    7. Covenant Not to Compete. For purposes of this Section 7 only, the term "Employer" shall mean, collectively, Employer and each of its Affiliates. Executive acknowledges and agrees that, in the course of employment with Employer or any of its Affiliates, he has been and will be entrusted with and provided access to and gained intimate, detailed, and comprehensive knowledge of Employer's confidential, proprietary, and trade secret information and supplier relationships (the "Information"). Executive also acknowledges and agrees that, to protect and preserve the Information and related goodwill, the following covenants against certain employment are reasonably necessary and appropriate limitations on Executive.

    During the period from the Effective Date and continuing until June 18, 2006 even if such date is after the Termination Date (the "Non-competition Period"), Executive shall not engage in any business offering services related to the business of Employer, whether as a principal, partner, joint venturer, agent, employee, salesman, consultant, director or officer, where such engagement would involve Executive (i) in any business activity in competition with the retail business conducted by Employer during the three years preceding the Termination Date or (ii) in any business activity that provides retail food services or retail drug/pharmaceutical services. This restriction shall be limited to the geographical area where Employer is then engaged in such competing business activity or to such other geographical area as a court shall find reasonably necessary to protect the goodwill, business and Information of the Employer. For purposes of this Agreement, the "Termination Date" means the date on which Executive's employment as an executive under this Agreement terminates for any reason.

    During the Non-competition Period (or if this period is unenforceable by law, then for such period as shall be enforceable), Executive shall not interfere with or adversely affect, either directly or indirectly, Employer's relationships with any person, firm, association, corporation or other entity which is known by Executive to be, or is included on any listing to which Executive had access during the course of employment as, a customer, client, supplier, consultant or employee of Employer, and Executive shall not divert or change, or attempt to divert or change, any such relationship to the detriment of Employer or to the benefit of any other person, firm, association, corporation or other entity.

    Executive shall not, during or at any time within the Non-competition Period, induce or seek to induce, any other employee of Employer to terminate his or her employment relationship with Employer.

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   8.  Termination.

       A. (i) Employer or Executive may terminate this Agreement upon Executive's failure or inability to perform the services required hereunder over a period of one hundred twenty consecutive working days during any twelve consecutive month period (a "Terminating Disability"), because of any physical or mental infirmity for which Executive receives disability benefits under any disability benefit plans made available to Executive by Employer (the "Disability Plans").

          (ii) If Employer or Executive elects to terminate this Agreement in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other.

          (iii) Upon termination of this Agreement on account of a Terminating Disability, Employer shall pay Executive Executive's accrued compensation hereunder, whether Base Salary, Bonus or otherwise (subject to offset for any amounts received pursuant to the Disability Plans), to the Termination Date. For as long as such Terminating Disability may exist, Executive shall continue to be an employee of Employer for all other purposes, and Employer shall provide Executive with disability benefits and all other benefits according to the provisions of the Disability Plans and any other Employer plans in which Executive is then participating.

          (iv) If the parties elect not to terminate this Agreement upon an event of a Terminating Disability and Executive returns to active employment with Employer prior to such a termination, or if such disability exists for less than one hundred twenty consecutive working days, the provisions of this Agreement shall remain in full force and effect.

       B. This Agreement terminates immediately and automatically on the death of Executive, provided, however, that Executive's estate shall be paid Executive's accrued compensation hereunder, whether Base Salary, Bonus or otherwise, to the date of death.

       C. Employer may terminate this Agreement immediately, upon written notice to Executive, for Cause, and Employer shall pay Executive Executive's accrued compensation hereunder, whether Base Salary, Bonus or otherwise (subject to offset for any amount of damages suffered by Employer as a result of Executive's actions or omissions) to the Termination Date. For purposes of this Agreement, "Cause," when used in connection with the termination of Executive's employment by Employer, shall mean the occurrence of any of the following events: (i) Executive's extreme misconduct, including reckless or willful destruction of Employer property, unauthorized disclosure of confidential information or sexual, racial or other actionable harassment; (ii) Executive's conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude;
(iii) Executive's illegal, immoral, dishonest or fraudulent conduct in connection with the performance of his duties with Employer that results in material harm to the business reputation of Employer or subjects Employer to material financial loss or material loss of business; or (iv) the willful and continued failure by Executive to substantially perform Executive's duties under this Agreement (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after the Board of Directors or the Chief Executive Officer has delivered to Executive a written demand for

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substantial performance, which demand specifically identifies the manner in which Executive has not substantially performed his duties.

       D. This Agreement otherwise may terminate for any of the following reasons (a "Qualifying Termination"):

          (i) Employer may terminate this Agreement immediately, upon written notice to Executive, for any reason other than those set forth in Sections 8.A.,
B. and C.

          (ii) Executive may terminate this Agreement in the event that there is a Change in Control and Executive's employment with Employer is actually or constructively terminated by Employer within one year after the Change in Control for any reason other than those set forth in Sections 8.A., B. and C. For purposes of the preceding sentence, a "constructive" termination of Executive's employment shall be deemed to have occurred if, without Executive's consent, there is a material reduction in Executive's authority or responsibilities or if there is a reduction in Executive's Base Salary or Bonus target from the amount in effect immediately prior to the Change in Control (even if such reduction is pursuant to Section 4.C. above) or if Executive is required by Employer to relocate from the city where Executive is residing immediately prior to the Change in Control.

          (iii) Executive may terminate this Agreement upon forty-five (45) days advance written notice to Employer upon any breach by Employer of any material provision of this Agreement, which breach is not cured within a reasonable time after receipt by Employer of written notice of breach from Executive.

          In the event of a Qualifying Termination, or upon the expiration of this Agreement on September 27, 2004 if Executive remains employed by the Employer through that date, Employer shall pay or provide Executive the following benefits:

          (a) Employer will waive its right to offset Executive's pension benefits by the amount of his pension benefits from other employers (the "Pension Offset Waiver") and provide Executive, upon retirement, the full amount of benefits earned under Employer's pension plan including benefits based on the 15 additional years of credited service earned by Executive pursuant to the Pre-Hire Letter;

          (b) all stock options shall become immediately exercisable (and Executive shall be afforded the opportunity to exercise them during the original term of the option grant) and all restrictions applicable to all restricted stock grants shall lapse;

          (c) to the extent that Executive is deemed to have received an excess parachute payment by reason of a Change in Control, Employer shall pay Executive an additional sum sufficient to pay (i) any taxes imposed under section 4999 of the Code plus (ii) any federal, state and local taxes applicable to any taxes imposed under section 4999 of the Code.

          At any time, Employer may stop providing the Pension Offset Waiver if at any time during the Non-competitive Period Executive engages in any business activity in

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violation of Section 7 hereof, regardless of whether such violative behavior occurs after this Agreement expires on September 27, 2004.

          For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if at any time after the Effective Date of this Agreement any of the following occurs:

          (1) without prior approval of Employer's Board of Directors, any person, group, entity or group thereof, excluding Employer employee benefit plans, becomes the owner of, or obtains the right to acquire, 20% or more of the voting power of Employer's then outstanding voting securities; or

          (2) a tender offer or exchange offer has expired, other than an offer by Employer, under which 20% or more of Employer's then outstanding voting securities have been purchased;

          (3) as a result of, or in connection with, or within two years following (i) a merger or business combination, (ii) a reorganization, or (iii) a proxy contest, in any case which was not approved by the Board of Directors of Employer, the individuals who were directors of Employer immediately before the transaction cease to constitute at least a majority thereof, except for changes caused by death, disability or normal retirement; or

          (4) Employer's shareholders have approved (i) an agreement to merge or consolidate with or into another corporation and Employer is not the surviving corporation, or (ii) an agreement, including a plan of liquidation, to sell or otherwise dispose of all or substantially all of Employer's assets.

       E. Executive may resign upon 30 days' prior written notice to Employer. In the event of a resignation under this Section 8.E., this Agreement shall terminate and Executive shall be entitled to receive Executive's Base Salary through the Termination Date and any other vested compensation or benefits called for under any compensation plan or program of Employer, and all further compensation under this Agreement shall terminate.

       F. Upon termination of this Agreement as a result of an event of termination described in this Section 8 and, except for Employer's payment of the required payments under this Section 8 (including any Base Salary accrued through the Termination Date, any Bonus earned for the year preceding the year in which the termination occurs and any nonforfeitable amounts payable under any employee plan), all further compensation under this Agreement shall terminate.

    9. Remedies.

       A. Employer and Executive hereby acknowledge and agree that the services rendered by Executive to Employer, the information disclosed to Executive during and by virtue of Executive's employment, and Executive's commitments and obligations to Employer and its Affiliates herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement by Executive will cause Employer irreparable injury and damage,

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

and consequently Employer shall be entitled to, in addition to all other remedies available to it, temporary, preliminary and permanent injunctive and equitable relief from a court of competent jurisdiction to prevent a breach of Sections 7 and 11 of this Agreement and to secure the enforcement of this Agreement.

       B. Except as provided in Section 9.A., the parties agree to submit to final and binding arbitration any dispute, claim or controversy, whether for breach of this Agreement or for violation of any of Executive's statutorily created or protected rights, arising between the parties that either party would have been otherwise entitled to file or pursue in court or before any administrative agency (herein "claim"), and waives all right to sue the other party.

          (i) This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C.(S) 1 et seq. ("FAA"). If the FAA is held not to apply for any reason, then Ohio Revised Code Chapter 2711 regarding the enforceability of arbitration agreements and awards will govern this Agreement and the arbitration award.

          (ii) (a) All of a party's claims must be presented at a single arbitration hearing. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing will take place in Cincinnati, Ohio.

               (b) The arbitration process will be governed by the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") except to the extent they are modified by this Agreement.

               (c) Executive has had an opportunity to review the AAA rules and the requirements that Executive must pay a filing fee for which the Employer has agreed to split on an equal basis.

               (d) The arbitrator will be selected from a panel of arbitrators chosen by the AAA in Cincinnati, Ohio. After the filing of a Request for Arbitration, the AAA will send simultaneously to Employer and Executive an identical list of names of five persons chosen from the panel. Each party will have 10 days from the transmittal date in which to strike up to two names, number the remaining names in order of preference and return the list to the AAA.

               (e) Any pre-hearing disputes will be presented to the arbitrator for expeditious, final and binding resolution.

               (f) The award of the arbitrator will be in writing and will set forth each issue considered and the arbitrator's finding of fact and conclusions of law as to each such issue.

               (g) The remedy and relief that may be granted by the arbitrator to Executive are limited to lost wages, benefits, cease and desist and affirmative relief, compensatory, liquidated and punitive damages and reasonable attorney's fees, and will not include reinstatement or promotion. If the arbitrator would have awarded reinstatement or

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

promotion, but for the prohibition of this Agreement, the arbitrator may award front pay. The arbitrator may assess to either party, or split, the arbitrator's fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator's determination of the merits of each party's position, but each party will bear any cost for its witnesses and proof.

               (h) Employer and Executive recognize that a primary benefit each derives from arbitration is avoiding the delay and costs normally associated with litigation. Therefore, neither party will be entitled to conduct any discovery prior to the arbitration hearing except that: (i) Employer will furnish Executive with copies of all non-privileged documents in Executive's personnel file; (ii) if the claim is for discharge, Executive will furnish Employer will records of earnings and benefits relating to Executive's subsequent employment (including self-employment) and all documents relating to Executive's efforts to obtain subsequent employment; (iii) the parties will exchange copies of all documents they intend to introduce as evidence at the arbitration hearing at least 10 days prior to such hearing; (iv) Executive will be allowed (at Executive's expense) to take the depositions, for a period not to exceed four hours each, of two representatives of Employer, and Employer will be allowed (at its expense) to depose Executive for a period not to exceed four hours; and (v) Employer or Executive may ask the arbitrator to grant additional discovery to the extent permitted by AAA rules upon a showing that such discovery is necessary.

               (i) Nothing herein will prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans or other comparable reason.

       (iii) Arbitration must be requested in writing no later than 6 months from the date of the party's knowledge of the matter disputed by the claim. A party's failure to initiate arbitration within the time limits herein will be considered a waiver and release by that party with respect to any claim subject to arbitration under this Agreement.

       (iv) Employer and Executive consent that judgment upon the arbitration award may be entered in any federal or state court that has jurisdiction.

       (v) Except as provided in Section 9.A., neither party will commence or pursue any litigation or any claim that is or was subject to arbitration under this Agreement.

       (vi) All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process.

  10. Survival After Termination. The termination of this Agreement shall not amend, alter or modify the rights and obligations of the parties under Sections 7, 9 and 11 hereof, the terms of which shall survive the termination of this Agreement.

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       11. Goodwill. Executive shall not disparage Employer or any of its
Affiliates in any way that could adversely affect the goodwill, reputation and business relationships of Employer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees. Employer shall not disparage Executive.

       12. Assignment. As this is an agreement for personal services involving a relation of confidence and trust between Employer and Executive, all rights and duties of Executive arising under this Agreement, and the Agreement itself, are non-assignable by Executive. Executive agrees and consents that this Agreement and the rights, duties, and obligations contained in it may be and are fully transferable and/or assignable by Employer and shall be binding upon and inure to the benefit of Employer's successors, transferees, and assigns.

       13. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be effective when given by personal delivery or four business days after being sent by certified mail, return receipt requested, to Executive at Executive's place of residence as then recorded on the books of Employer or to Employer at its principal office.

       14. Modification. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

       15. Governing Law. This Agreement shall be governed by the laws of the State of Ohio without regard to conflict of laws principles.

       16. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to Executive's employment by Employer. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement. This Agreement replaces and supercedes in its entirety the Executive Employment Agreement of even date herewith between the parties which shall be of no further force and effect.

       17. Severability. In case any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions have never been contained herein.

       18. Successors and Assigns. Subject to the requirements of paragraph 12 above, this Agreement shall be binding upon Executive, Employer and Employer's successors and assigns.

       19. Waiver and Release. In consideration of Employer's entering into this Agreement, and the receipt of other good and valuable consideration, the sufficiency of which is expressly acknowledged, Executive, for himself and his successors, assigns, heirs, executors and administrators, hereby waives and releases and forever discharges Employer and its affiliates and their officers, directors, agents, employees, shareholders, successors and assigns from all claims, demands, damages, actions and causes of action whatsoever which he now has on account of any matter, whether known or unknown to him and whether or not previously disclosed to Executive

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

or Employer, that relates to or arises out of (i) any existing or former employment agreement (written or oral) entered into between Executive and Employer or any of its affiliates (or any amendment or supplement to any such agreement), (ii) any agreement providing for a payment or payments or extension of the employment relationship triggered by a merger or sale or other disposition of stock or assets or restructuring of Employer or any affiliate of Employer, or (iii) any applicable severance plan.

       20. Confidentiality of Agreement Terms. The terms of this Agreement shall be held in strict confidence by Executive and shall not be disclosed by Executive to anyone other than Executive's spouse, Executive's legal counsel, and Executive's other advisors, unless required by law. Further, except as provided in the preceding sentence, Executive shall not reveal the existence of this Agreement or discuss its terms with any person (including but not limited to any employee of Employer or its Affiliates) without the express authorization of the Board of Directors of Employer. To the extent that the terms of this Agreement have been disclosed by Employer, in a public filing or otherwise, the confidentiality requirements of this Section 20 shall no longer apply to such terms.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                              THE KROGER CO.

                                              By (Joseph A. Pichler)
                                                 -------------------------------


                                              EXECUTIVE

                                                 (Michael S. Heschel)
                                              ----------------------------------
                                              Michael S. Heschel

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